Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Inland Real Estate Income Trust, Inc.:

We consent to the use of our report dated March 17, 2014, with respect to the consolidated balance sheets of Inland Real Estate Income Trust, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, equity, and cash flows for the years ended December 31, 2013 and 2012 and the period from August 24, 2011 (inception) through December 31, 2011, and the related financial statement schedule III, and to the reference to our firm under the heading “Experts”, all included in Supplement No. 26 to the prospectus, in the registration statement on Form S-11 (registration number 333-176775) of Inland Real Estate Income Trust, Inc.

/s/ KPMG LLP

Chicago, Illinois

March 26, 2014